EXHIBIT 99.1

Media Contacts	Investor Relations
Kathleen Greene	Susan Jin Davis
408-952-7434	408-434-2130
kgreene@covad.com	investorrelations@covad.com

COVAD COMMUNICATIONS GROUP ANNOUNCES
FIRST QUARTER 2005 RESULTS

San Jose, Calif. (April 27, 2005) – Covad Communications Group, Inc. (OTCBB: COVD), a leading national provider of integrated voice and data communications, today reported revenue for the first quarter of 2005 of $107.7 million, unchanged from the $107.7 million reported for the fourth quarter of 2004 and down from $108.5 million reported in the first quarter of 2004.

The company reported net income of $34.4 million, or $0.11 per share, for the first quarter of 2005 as compared to a net loss of $26.0 million, or $0.10 loss per share, for the fourth quarter of 2004 and a net loss of $13.5 million, or $0.06 loss per share, in the first quarter of 2004. Net income for the first quarter of 2005 includes the recognition of a $54.0 million gain that was deferred when the company deconsolidated its former subsidiary, BlueStar Communications Group, Inc., in 2001. Also included in net income is a $7.2 million net gain from the sale of one-fifth of Covad’s investment in ACCA Networks Co. Ltd (ACCA), a Japanese broadband provider.

Loss from operations for the first quarter of 2005 was $26.6 million, compared to $25.1 million for the fourth quarter of 2004 and $12.9 million in the first quarter of 2004. The loss from operations in the quarter reflects the company’s continued investment in sales, marketing and implementation of Covad’s Voice over IP (VoIP) service.

Cash, cash equivalent and short-term investment balances, including restricted cash and investments, decreased by $17.9 million to $135.6 million in the first quarter of 2005 compared to a balance of $153.5 million at the end of the fourth quarter of 2004. Covad’s total cash balance as of March 31, 2005 includes the proceeds from the sale of a portion of its ownership in ACCA.

Covad ended the first quarter of 2005 with approximately 547,400 broadband lines in service, an increase of 14,200 lines from the fourth quarter of 2004. Covad ended the first quarter of 2005 with 690 VoIP business customers using approximately 23,400 stations, representing a 14 percent increase in VoIP station count from December 31, 2004.

“Our strong performance in adding more than 14,000 broadband access lines in the quarter along with the 14 percent increase in VoIP stations is evidence that we continue to execute our strategic plan of making Covad a national leader in voice and data services,” said Charles Hoffman, Covad president and chief executive officer. “Customers are responding favorably to Covad’s suite of services and we believe we are well positioned to utilize the critical ingredients of our facilities-based, nationwide network to meet the future needs of both our customers and strategic partners.”

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2005 was a loss of $7.4 million as compared to a loss of $5.5 million in the fourth quarter of 2004 and a gain of $6.3 million in the first quarter of 2004. Refer to the Selected Financial Data, including note 2, for a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure and other information.

The company’s wholesale subscribers contributed $76.3 million of revenue, or 71 percent, while direct subscribers contributed $31.4 million of revenue, or 29 percent. As of March 31, 2005, broadband lines in service were approximately 465,900 wholesale and 81,500 direct lines, as compared to 454,600 wholesale and 78,600 direct lines as of December 31, 2004, and 444,600 wholesale and 71,200 direct lines reported as of March 31, 2004.

For the first quarter of 2005, broadband and VoIP subscription revenue increased to $91.5 million from the $90.8 million reported in the fourth quarter of 2004 and the $89.6 million reported in the first quarter of 2004. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business and believes these revenues are a useful measure for investors as they represent a key indicator of the performance of the company’s core business. Refer to the Selected Financial Data, including Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.

For the first quarter of 2005, gross margin was $35.0 million, or 33 percent of revenue, as compared to $38.5 million, or 36 percent of revenue, for the fourth quarter of 2004 and $40.2 million, or 37 percent of revenue, for the first quarter of 2004. Selling, general and administrative expenses were $42.2 million for the first quarter of 2005 as compared to $43.5 million for the fourth quarter of 2004 and $33.3 million in the first quarter of 2004.

“Our first quarter results are well within the guidance we provided and reflect prudent management of our financial and operational resources,” said John Trewin, Covad senior vice president and chief financial officer. “Much of the cash spent during the quarter was for the continued investment to improve and automate our VoIP delivery, which we believe will provide a positive return with improved customer service and operational efficiency.”

Operating Statistics

•	At the end of the first quarter of 2005, Covad had approximately 320,200 consumer and 227,200 business broadband lines in service representing 59 percent and 41 percent of total broadband lines, respectively. Covad had 690 VoIP business customers and approximately 23,400 VoIP stations as of March 31, 2005. Business customers contributed $77.3 million, or 72 percent, of total revenue.

•	Weighted Average Revenue per User (ARPU) for broadband lines was approximately $55 per month during the first quarter of 2005, down slightly from $56 per month for the fourth quarter of 2004. Covad VoIP ARPU per customer (excluding resellers) was $1,763 per month during the first quarter of 2005, down from $1,935 per month for the fourth quarter of 2004.

•	Net customer disconnections, or churn, for broadband lines averaged approximately 3.1 percent in the first quarter of 2005, an improvement from 3.4 percent for the fourth quarter of 2004. Net station disconnects for Covad VoIP was 1.6 percent for the first quarter of 2005, an improvement from 1.8 percent in the fourth quarter of 2004.

Business Outlook

Covad expects total revenue for the second quarter of 2005 to be in the range of $107-111 million. Broadband and VoIP subscription revenue is expected to be in the range of $92-95 million. Covad expects its net loss to be in the range of $14-18 million, and EBITDA loss in the range of $6-9 million. Net change in cash, cash equivalents and short-term investments, including restricted cash and investments, in the second quarter of 2005 is expected to be in the range of negative $9-13 million.

Conference Call Information

Covad will conduct a conference call to discuss these financial results on Wednesday, April 27, 2005 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing (800) 638-4817 and reference pass code 75479899. Participants are advised to call in 5 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on May 4, 2005 by dialing (617) 801-6888 and reference pass code 10901459. The webcast will be available through our website until April 26, 2006.

About Covad

Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the company’s expected revenue, Broadband and VoIP subscription revenue, broadband subscriber line growth, net loss, EBITDA loss, change in cash, cash equivalents and short term investments, including restricted cash and investments. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control, that could cause actual results to differ materially from such statements. These risk factors include our ability to rapidly expand and deploy new services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, and uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)

	As of	As of
Selected Condensed Balance Sheet Data	Mar 31, 2005	Dec 31, 2004

Cash, cash equivalents, and short term investments	$133,018	$150,996
Restricted cash and cash equivalents	2,533	2,533
Short term investments in equity securities	27,671	0
Accounts receivable, net	27,862	30,041
All other current assets	14,990	12,211
Property and equipment, net	71,444	78,707
Collocation fees and other intangible assets, net	29,452	34,561
Goodwill	36,626	36,626
Deferred costs of service activation	29,128	30,152
Deferred debt issuance costs	3,979	4,231
All other long-term assets	4,710	5,167

Total assets	$381,413	$385,225

Total current liabilities	$109,825	$116,717
Long-term debt	125,000	125,000
Collateralized customer deposit	42,237	44,444
Deferred gain resulting from deconsolidation of subsidiary	0	53,963
Unearned revenues	49,728	51,518
Other long-term liabilities	2,108	2,218
Total stockholders’ equity (deficit)	52,515	(8,635)

Total liabilities and stockholders’ equity (deficit)	$381,413	$385,225

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)

	Three Months Ended
Consolidated Condensed Statements of Operations Data	Mar 31, 2005	Dec 31, 2004	Mar 31, 2004
Revenues, net	$107,718	$107,707	$108,477
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	72,749	69,191	68,294
Selling, general and administrative	42,374	43,538	33,302
Depreciation and amortization of property and equipment	13,785	14,090	14,495
Amortization of collocation fees and other intangible assets	5,364	5,464	4,751
Provision for restructuring expenses	—	494	547

Total operating expenses	134,272	132,777	121,389

Loss from operations	(26,554)	(25,070)	(12,912)

Other income (expense)
Gain on deconsolidation of subsidiary	53,963	—	—
Gain on sale of investments in equity securities	7,246	—	—
Other	(281)	(950)	(619)

Other income (expense), net	60,928	(950)	(619)

Net income (loss)	$34,374	$(26,020)	$(13,531)

Earnings (loss) per common share:
Basic	$0.13	$(0.10)	$(0.06)

Diluted	$0.11	$(0.10)	$(0.06)

Weighted average number of common shares outstanding
Basic	263,690	260,584	233,257

Diluted	310,755	260,584	233,257

Gross Margin (Note 1)	$34,969	$38,516	$40,183
% of revenue	32.5%	35.8%	37.0%

	Three Months Ended
	Mar 31, 2005	Dec 31, 2004	Mar 31, 2004
EBITDA Calculation (Note 2)
Net Income (Loss)	$34,374	$(26,020)	$(13,531)
Plus: Other (income) expense, net	(60,928)	950	619
Depreciation and amortization of property and equipment	13,785	14,090	14,495
Amortization of collocation fees and other intangible assets	5,364	5,464	4,751

EBITDA (Note 2)	$(7,405)	$(5,516)	$6,334

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except key operating data)

	Three Months Ended
Consolidated Revenue Data	Mar 31, 2005	Dec 31, 2004	Mar 31, 2004
Broadband subscription revenue (Note 3)	$89,087	$88,533	$89,599
VoIP subscription revenue (Note 3)	2,431	2,298	—
High-capacity circuit revenue	4,193	4,078	5,252
Dial-up revenue	—	56	1,058

Subtotal	$95,711	$94,965	$95,909
Financially distressed partners (Note 4)	(126)	(179)	(240)
Customer rebates and incentives not subject to deferral (Note 5)	(48)	(55)	(422)
Other revenue, net (Note 6)	12,181	12,976	13,230

Revenues, net	$107,718	$107,707	$108,477

	Three Months Ended
Consolidated Cost of Sales (exclusive of depreciation and amortization)	Mar 31, 2005	Dec 31, 2004	Mar 31, 2004
Direct Cost of Revenue, net (Note 8)	$19,155	$18,511	$17,676
Other Network and Product Costs (Note 9)	53,594	50,680	50,618

Cost of Sales (exclusive of depreciation and amortization)	$72,749	$69,191	$68,294

	As of
Key Operating Data	Mar 31, 2005	Dec 31, 2004	Mar 31, 2004
End of Period Lines (EOP)
Company
Business	227,158	225,204	220,959
Consumer	320,256	308,036	294,823

Total Company	547,414	533,240	515,782
Wholesale
Business	168,189	167,300	163,869
Consumer	297,765	287,349	280,703

Total Wholesale	465,954	454,649	444,572
Direct
Business	58,969	57,904	57,090
Consumer	22,491	20,687	14,120

Total Direct	81,460	78,591	71,210

Direct VoIP
Customers	690	567	n/a
Stations (Note 10)	23,420	20,478	n/a

Average Revenue per User (ARPU)
Company
Business	$96	$94	$96
Consumer	$25	$28	$30

Total Company	$55	$56	$58
Wholesale
Business	$78	$77	$77
Consumer	$25	$27	$29

Total Wholesale	$44	$46	$47
Direct
Business	$147	$141	$147
Consumer	$32	$37	$51

Total Direct	$116	$115	$128

Direct VoIP
Customers (excluding resellers)	$1,763	$1,935	n/a
Stations	$37	$41	n/a

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA
(in thousands)

	Three Months Ending
	Jun 30, 2005
EBITDA Calculation (Note 2)	Projected Range of Results
Net Loss	$(18,000)	to	$(14,000)
Plus: Other (income) expense, net	(10,500)	to	(9,500)
Depreciation and amortization of property and equipment	15,500	to	14,500
Amortization of collocation fees and other intangible assets	4,000	to	3,000

EBITDA (Note 2)	$(9,000)	to	$(6,000)

	Three Months Ending
	Jun 30, 2005
Consolidated Revenue Data	Projected Range of Results
Broadband subscription revenue (Note 3)	$89,000	to	$91,000
VoIP subscription revenue (Note 3)	3,000	to	4,000
High-capacity circuit revenue	3,500	to	4,500

Subtotal	$95,500	to	$99,500
Financially distressed partners (Note 4):	(100)	to	(500)
Customer rebates and incentives not subject to deferral (Note 5)	(1,000)	to	(3,000)
Other revenue, net (Note 6)	12,600	to	15,000

Revenues, net	$107,000	to	$111,000

Notes to Unaudited Selected Financial Data

1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.

2.	Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), defined as net loss prior to (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets and (iii) other income (expense), net, is a useful measure because it provides additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses EBITDA to evaluate the performance of its business segments and as a factor in its employee bonus program. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA generally excludes the effect of capital costs.

3.	Broadband and VoIP subscription revenue is defined as revenue for recurring services provided and earned during such period. Broadband and VoIP subscription revenue excludes charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services, and high- capacity circuits and other adjustments. Broadband and VoIP subscription revenue includes bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband and VoIP subscription revenue is a useful measure for investors as it represents a key indicator of the growth of the company’s core business. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business segments.

4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104) and FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.

7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.

8.	Direct costs of revenue, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband and VoIP services to our customers. Direct costs of revenue, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with operating, maintaining and monitoring our networks and delivering service to our customers.

10. Adjusted from 23,700 number previously reported on April 7, 2005.

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